Exhibit 4.27

COMMON RUPEE LOAN AGREEMENT

AMONG

SESA STERLITE LIMITED

(AS BORROWER)

AND

THE BANKS AND FINANCIAL INSTITUTIONS

SET FORTH IN PART A SCHEDULE I

(AS RUPEE LENDERS)

AND

AXIS BANK LIMITED

(AS LENDERS’ AGENT)

AND

AXIS TRUSTEE SERVICES LIMITED

(AS SECURITY TRUSTEE)

DATED THIS 27th DAY OF December, 2013

AT New Delhi

CLASIS LAW

1202B, One Indiabulls Centre,

Tower 2B, Floor 12B,

841 Senapati Bapat Marg

Elphinstone Road,

Mumbai – 400 013

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

Certificate No.	:	IN-DL02453137165522L

Certificate Issued Date	:	27-Dec-2013 11:59 AM

Account Reference	:	IMPACC (IV)/ dl716803/ DELHI/ DL-DLH

Unique Doc. Reference	:	SUBIN-DLDL71680302668074759637L

Purchased by	:	SESA STERLITE LIMITED

Description of Document	:	Article 5 General Agreement

Property Description	:	NA

Consideration Price (Rs.)	:	0
(Zero)

First Party	:	SESA STERLITE LIMITED

Second Party	:	AXIS BANK LTD

Stamp Duty Paid By	:	SESA STERLITE LIMITED

Stamp Duty Amount(Rs.)	:	100
(One Hundred only)

Please write or type below this line

This Non-Judicial Stamp Paper Forms an Integral Part of the Common Rupee Loan Agreement Executed by Sesa Sterlite Ltd, Axis Bank Ltd, Axis Trustee Services Ltd on 27/12/2013

INDIA NON JUDICIAL

Government of National Capital Territory of Delhi

e-Stamp

Certificate No.	:	IN-DL02452189927111L

Certificate Issued Date	:	27-Dec-2013 11:58 AM

Account Reference	:	IMPACC (IV)/ dl716803/ DELHI/ DL-DLH

Unique Doc. Reference	:	SUBIN-DLDL71680302666221436081L

Purchased by	:	SESA STERLITE LIMITED

Description of Document	:	Article 5 General Agreement

Property Description	:	NA

Consideration Price (Rs.)	:	0 (Zero)

First Party	:	SESA STERLITE LIMITED

Second Party	:	AXIS BANK LTD

Stamp Duty Paid By	:	SESA STERLITE LIMITED

Stamp Duty Amount(Rs.)	:	100 (One Hundred only)

Please write or type below this line

This Non-Judicial Stamp Paper Forms an Integral Part of the Common Rupee Loan Agreement Executed by Sesa Sterlite Ltd, Axis Bank Ltd, Axis Trustee Services Ltd on 27/12/2013

[One Thousand Rupee Stamp]

This non-judicial stamp paper forms an integral part of the Common Rupee loan agreement Executed by Sesa Sterlite Ltd, Axis Bank Ltd, Axis Trustee Services Ltd on 30/12/2013.

COMMON RUPEE LOAN AGREEMENT

THIS COMMON RUPEE LOAN AGREEMENT is made at New Delhi as of this 27th day of December, Two Thousand and Thirteen (this “Agreement”) amongst;

SESA STERLITE LIMITED, a company registered under the Companies Act, 1956 (1 of 1956), having its Corporate Identity Number (CIN) as L13209GA1965PLC000044 and having its registered office at Sesa Ghor, 20 EDC Complex, Patto, Panjim-403001 in the State of Goa, India (hereinafter referred to as the “Borrower” or “SSL” which expression shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns) of the FIRST PART;

AND

THE BANKS AND FINANCIAL INSTITUTIONS, more particularly set out in Part A Schedule I hereto (hereinafter individually referred to as the “Rupee Lender” and collectively as the “Rupee Lenders”, as the context may require, which expression shall include all or any one or more of them as the context may require or admit), of the SECOND PART;

AND

AXIS BANK LIMITED, having its registered office at Trishul, Third Floor, Opp. Samartheswar Temple, Law Garden, Ellisbridge, Ahmedabad 380 006, in the State Gujarat, India and its Central Office at, Axis House, Wadia International Center. Pandurang Budhkar Marg, Worli, Mumbai – 400 025, in the State of Maharashtra, India (hereinafter referred to as the ‘‘Lenders’ Agent”, wherever applicable, which expression shall, unless it be repugnant to the subject or context thereof, include its successors, assigns, substitutes and replacements) as confirming party in its capacity as the Lenders’ Agent of the THIRD PART

AND

AXIS TRUSTEE SERVICES LIMITED, a company incorporated under the Companies Act, 1956 and having its registered office at Axis House, Bombay Dyeing Mills Compound, Pandurang Budhkar Marg, Worli, Mumbai – 400 025, in the State of Maharashtra, India and having Corporate Office at 2nd Floor – E, Axis House, Wadia International Center, Pandurang Budhkar Marg, Worli, Mumbai – 400 025, in the State of Maharashtra, India (hereinafter referred to as the “ATSL” or “Security Trustee”, wherever applicable, which expression shall, unless it be repugnant to the subject or context thereof, include its successors, assigns, substitutes and replacements) as confirming party in its capacity as the Security Trustee of the FOURTH PART.

(Each of the parties mentioned above, are hereinafter collectively referred to as the “Parties” and individually as “Party”).

WHEREAS.

A.	The Borrower has approached the Rupee Lenders for a term loan of Rs. 2000,00,00,000 (Rupees Two Thousand Crores Only) (“Rupee Loans”) for financing of capex incurred towards the Aluminium and Power Project including for takeout of Commercial Papers and/or Short Term Loans and/or creditors of the Aluminium and Power Project and/or capex payments. Accordingly, the Rupee Lenders have, upon the request of the Borrower, agreed to provide the Rupee Loans to the Borrower on the terms and conditions of this Agreement.

IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION

1.1.	In this Agreement, the following meanings are applicable:

“Act” shall mean the Companies Act. 1956 (1 of 1956) as may be amended from time to time.

“Agreement” shall mean this Common Rupee Loan Agreement for grant of the Rupee Loans read in conjunction with the Sanction Letter

“Applicable Law” shall mean any statute, law, regulation, ordinance, rule, judgment, order, decree, by-law, Government approvals, clearance, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, policy or administration having the force of law of any of the foregoing, by any Government Authority having jurisdiction over the matter in question, whether in effect as of the Effective Date or thereafter.

“Aluminium and Power Project” shall mean the manufacturing facilities comprising of (i) alumina refinery having output of 1 MTPA along with co-generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh. Orissa; (ii) aluminium smelter having output of 1 6 MTPA along with a 1,215 (9x135) MW CPP at Jharsuguda, Orissa and (iii) 2400 MW (4X600 MW) thermal power project at Jharsuguda, Orissa

“Availability Period” shall mean the period commencing from the date of Sanction Letter and ending on the last Business Day of the sixth month thereafter unless otherwise extended by the Rupee Lenders at their absolute discretion on such terms and conditions as they may deem appropriate.

“Auditor” shall mean the statutory auditors of the Borrower appointed from year to year in accordance with the Act.

“Base Rate” shall mean the rate of interest fixed and notified as base rate by each Rupee Lender from time to time. The present Base Rate of the Rupee Lender shall be as specified in Schedule III of this Agreement.

“Business Day” shall mean a day on which banks are open for business at Mumbai

“Cairn India Ltd” shall mean a company incorporated under the Companies Act, 1956 having CIN L11101MH2006PLC 163934 and registered office at 101, West View, Veer Sawarkar Marg Prabhadevi, Mumbai- 400 025 in the State of Maharashtra, India

“Chartered Accountant” shall mean a practicing chartered accountant or a firm of chartered accountants practicing in India and acceptable to the Rupee Lenders.

“Commercial Papers” shall mean unsecured money market instrument issued in the form of a promissory note.

“Credit Rating” shall mean the latest credit rating of the Borrower or its long debt instrument(s) and long term credit facilities, as provided by any accredited credit rating agency as approved by RBI. The present Credit Rating of the Borrower on the date of Sanction Letter is AA+.

“Default” shall mean any event, circumstances, act, omission or condition which is or which amounts to non-compliance of any of the obligations of the Borrower under this Agreement or any other Finance Document and which with notice, lapse of time, or both, or the fulfillment of any other requirement provided for in this Agreement or any other Finance Document would become an Event of Default.

“Disbursement” shall mean such amounts of the Rupee Loans as the Rupee Lenders may make available to the Borrower under this Agreement. The terms ‘Disburse’ and ‘Disbursed’ shall be construed to mean accordingly.

“Disclosed Encumbrances” shall mean the charges created by the Borrower over the Fixed Assets and more particularly set out in Schedule VII hereto.

“Due Date” shall mean;

a.	for payment of any principal installment, the date on which that installment falls due in accordance with the Repayment Schedule;

b.	for payment of interest, further interest, additional interest, liquidated damages; the Interest Payment Date(s); and

c.	any other amount payable under this Agreement; date on which such amounts falls due in terms of this Agreement

“Effective Date” shall mean the date of execution of this Agreement by all the Parties.

“Events of Default” shall mean any of the events or circumstances specified in Clause 16.1 of this Agreement

“Existing Lenders” shall mean the lenders who have provided term loans to the Borrower and are having pari passu charge on the Fixed Assets and more particularly detailed in Schedule VI hereto.

“Fee Letter” means any letter or letters referring to this Agreement or the Rupee Loans between one or more Secured Parties and the Borrower setting out any of the fees.

“Finance Documents” means

(i)	this Agreement;

(ii)	Security Trustee Agreement;

(iii)	Security Documents;

(iv)	Any Fee Letter, and

(v)	Other documents executed/to be executed by the Borrower in respect of the Rupee Loan.

“Fiscal Year” shall mean the accounting period commencing from April 01 of each year till March 31 of next year

“Fixed Assets” shall mean ail the movable and immoveable fixed assets of the Borrower pertaining to the to aluminium manufacturing facilities comprising of (i) alumina refinery having output of I MTPA along with co-generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh, Orissa, (ii) aluminium smelter having output of 1 6 MTPA along with a 1.215 (9x135) MW CPP at Jharsuguda, Orissa

“Fixed Asset Coverage Ratio” shall mean the ratio of net book value of the Fixed Assets (including capitalized and work in progress) to the total secured debt on Fixed Assets

“GAAP” shall mean the generally accepted accounting principles as in effect from time to time in India

“Government” shall mean to include Government of India (GoI) and/or the Government of Orissa.

“Government Authority” shall mean any governmental department, local authority (such as a corporation, municipality, panchayat) commission, board, bureau, agency, regulatory authority, instrumentality, court or other judicial or administrative body, central, state, provincial or local having jurisdiction over the matter or matters in question.

“Hindustan Zinc Ltd” shall mean a company incorporated under the Companies Act, 1956 having CIN L27204RJ1966PLC001208 and registered office at Yashad Bhavan, Yashadghar, Udaipur- 313 004, in the State of Rajasthan, India.

“Inter Creditor Agreement” shall mean the agreement entered/to be entered into amongst the Rupee Lenders, Lenders’ Agent and the Security Trustee.

“Initial Disbursement” means the first Disbursement to be made by the Rupee Lenders under this Agreement for the respective Tranche Loans.

“Initial Disbursement Date” shall mean the date of Initial Disbursement for the respective Tranche Loans.

“Interest Payment Date” shall mean at any relevant time, and in relation to the Rupee Loan, the last day of each month, when interest is payable in arrears at the Interest Rate on the outstanding principal amount of the Rupee Loan by the Borrower in terms hereof.

“Interest Rate” means the rate at which the Rupee Lenders shall compute and apply interest on the respective Tranche Loans of the Rupee Loans, as stated in the Schedule III.

“Lenders’ Legal Counsel” shall mean Clasis Law who have been selected as the Lenders Legal Counsel by the Rupee Lenders and appointed by the Borrower

“Management Control” shall (including with correlative meaning, the terms “controlled by”), as applied to any Person, means the power or right to, directly or indirectly: (i) direct or cause the direction of the management of that Person; (ii) direct or cause the direction of the policy decisions exercisable by that Person, or (iii) nominate for appointment the majority of the directors on the board of directors of that Person, by virtue of ownership of voting securities or management rights or contract or in any other manner

“Memorandum and Articles” shall mean collectively the Memorandum of Association and Articles of Association of the Borrower

“Person” shall mean an individual, corporation, partnership, joint venture, trust, unincorporated organisation, government, sovereign state or any agency, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) or any two or more of the foregoing.

“Repayment Dates” shall mean collectively the Tranche I Loan Repayment Date, Tranche II Loan Repayment Date and Tranche III Loan Repayment Date and Repayment Date shall be construed accordingly

“Repayment Schedule” shall mean the schedule of repayment of the Rupee Loans set forth in Schedule II hereto as may be modified from time to time

“RPS Assets” shall include movable fixed assets and immovable properties of (i) alumina refinery having output of I MTPA (“Refinery”) along with co-generation captive power plant with an aggregate capacity of 75 MW at Lanjigarh, Orissa (“Power Plant”); and (ii) aluminium smelter having output of 1.6 MTPA along with a 1.215 (9x135) MW CPP at Jharsuguda, Orissa (“Smelter”)

“Rupee Lenders” shall mean the lenders whose named are set out in Part A of the Schedule I hereto and shall mean to include their successors, novatees, transferees and assigns as the context may admit or require.

“Rupee Loan(s)” shall mean all or any of Tranche I Loan Tranche II Loan and Tranche III Loan more particularly described in the Part B of the Schedule I granted by the Rupee Lenders in the terms of this Agreement and shall include all the dues payable by the Borrower to the Secured Parties under this Agreement.

“Sanction Letter” shall mean the sanction letter number AXISB/CO/RMG/GV/2013-14/19580 dated December 20, 2013 issued by Axis Bank Limited as the Rupee Lender or such other sanction letters issued by the other Rupee Lenders and accepted by the Borrower, as may be amended from time to time.

“Secured Parties” shall mean the Rupee Lenders, Lender’s Agent and the Security Trustee (and “Secured Party” shall mean any one of them).

“Security” shall mean any mortgage in any form, hypothecation, charge, pledge, assignment, lien of any kind, and any interest including any preferential arrangement required to be created by the Borrower in favour of the Security Trustee for the benefit of the Rupee Lenders as required under Clause 9 of this Agreement.

“Security Documents” shall mean all the documents executed, delivered or deposited by the Borrower for creating a Security Interest in favour of the Rupee Lenders/Security Trustee as security for the Rupee Loans agreed to be provided under Finance Documents and includes documents executed for perfecting and maintaining the Security

“Security Interest” shall mean any mortgage, pledge, lien, hypothecation, charge, assignment, deposit or other interest in the nature of security, deed of trust or other encumbrance of any kind, and any other type of preferential arrangement (including without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), creating security or having the effect of conferring security of, in or over the assets, any designation of loss payees or beneficiaries or any similar arrangement under any insurance contract.

“Security Trustee” shall mean any bank/ financial institution or any other company which is authorised under the Applicable Law to exercise corporate trust powers, to be appointed as such by the Borrower under the Security Trustee Agreement and shall include its successors and substitute appointees

“Security Trustee Agreement” shall mean the agreement entered/ to be entered among the Rupee Lenders, the Security Trustee and the Borrower with respect to appointment of the Security Trustee, terms and conditions thereof and other matters connected therewith, as may be amended or supplemented from time to time.

“Short Term Loans” shall mean the loans availed by the Borrower to meet the capital expenditure for the Aluminium and Power Project.

“Spread” shall have meaning assigned to it under Schedule III of this Agreement.

“SSL Agricultural Land” shall mean all the present and future agricultural land acquired / to be acquired by the Borrower and forming part of the Fixed Assets.

“SSL Leased Land” shall mean all the present and future leased land in the books of the Borrower and forming part of the Fixed Assets.

“Taxes” shall mean any present or future tax, levy, impost, duty, stamp tax, charge, fee, deduction or withholding in the nature of tax wherever imposed, levied, collected, withheld or assessed by any Government Authority pursuant to the Applicable Law

“Total Debt Gearing” shall mean the ratio of Total Term Liabilities to Tangible Net Worth

“Tangible Net Worth” or “TNW” shall mean the aggregate of

(i)	the amount paid up on the share capital of the Borrower, and

(ii)	the amount standing to the credit of the reserves of the Borrower (including without limitation any share premium account, general reserve account, any credit balance on the accumulated profit and loss account and any other free reserve account) excluding revaluation reserves:

after deducting there from (A) any debit balance on the profit and loss account of the Borrower (except to the extent that deduction with respect to that debit balance has already been made), and (B) amounts attributable to goodwill

“Total Term Liabilities” shall mean the aggregate of secured and unsecured long term borrowings of the Borrower with maturity of more than one year.

“Tranche Loans” shall mean collectively Tranche I Loan or Tranche II Loan or Tranche III Loan.

“Tranche I Loan” shall mean an amount of Rs.600,00,00,000 (Rupees Six Hundred Crores only) being the part of the Rupee Loans to be Disbursed as first tranche.

“Tranche II Loan” shall mean an amount of Rs.700,00,00,000 (Rupees Seven Hundred Crores only) being the part of the Rupee Loans to be Disbursed as second tranche.

“Tranche III Loan” shall mean an amount of Rs. 700,00,00,000 (Rupees Seven Hundred Crores only) being the part of the Rupee Loans to be Disbursed as third tranche.

“Tranche I Loan Repayment Date” shall mean the date falling immediately after the expiry of 3 (three) years from the Initial Disbursement Date of Tranche I Loan.

“Tranche II Loan Repayment Date” shall mean the date falling immediately after the expiry of 4 (four) years from the Initial Disbursement Date of Tranche II Loan.

“Tranche III Loan Repayment Date” shall mean the date falling immediately after the expiry of 5 (five) years from the Initial Disbursement Date of Tranche III Loan.

1.2.	In this Agreement unless the context otherwise requires:

a)	Singular shall include plural and the masculine gender shall include the feminine and neutral gender

b)	The expressions “Borrower(s)” and the “Rupee Lenders”, unless repugnant to the context, shall include their respective legal heirs, representatives, successors, executors, administrators and assigns.

c)	All or any other conditions as specified in the Sanction Letter shall form an integral part of this Agreement and the sanction letter shall always be read in conjunction with this Agreement at all times.

d)	In case of any inconsistency between the terms of the Sanction Letter and that of this Agreement, the provisions of this Agreement shall to the extent of such inconsistency prevail over the provisions of the Sanction Letter.

e)	in the event of any disagreement between the Borrower and the Lenders’ Agent or the Rupee Lenders regarding materiality, the Rupee Lenders shall, pursuant to discussions with the Borrower, be entitled at their sole discretion, to determine the materiality

2.	RUPEE LENDERS’ AGREEMENT TO LEND AND BORROWER’S AGREEMENT TO BORROW

2.1.	The Borrower agrees to borrow from each of the Rupee Lenders and each of the Rupee Lenders agree to lend to the Borrower term loans, on the terms and conditions contained herein, the sums to the maximum extent set out against their respective names in Part B of Schedule I as Tranche I Loan. Tranche II Loan and Tranche III Loan aggregating up to Rs. 2000,00,00,000 (Rupees Two Thousand Crores Only) to finance for the purpose mentioned in Clause 2.2 below. The said sums are hereinafter collectively referred to as the Rupee Loan’ or ‘Rupee Loans’ as the context admits.

2.2.	Purpose

The amounts borrowed by the Borrower hereunder shall be applied in or towards the for financing of capex incurred towards the Aluminium and Power Project including for takeout of Commercial Papers and/or Short Term Loans and/or creditors of the project and/or Capex payments.

2.3.	Availability Period

Unless the Rupee Lenders otherwise agree which shall be subject to such terms and conditions as may be decided by the Rupee Lenders, the Disbursements shall be made only during the Availability Period. Any amount not Disbursed during the Availability Period, unless otherwise agreed by the Rupee Lenders, shall stand automatically cancelled. Notwithstanding the above, any part of the Rupee Loans undrawn at the end of 30th March 2014 may be cancelled by the Rupee Lenders by giving written communication of the same in writing to the Borrower.

3.	EFFECTIVENESS

This Agreement shall become effective and binding on the Effective Date and shall remain in full force until all monies due and payable to the Rupee Lenders under this Agreement are fully paid off.

4.	FEES, CHARGES, COSTS AND CLAIMS

4.1.	The Borrower shall pay to the Rupee Lenders an up-front fee as mutually agreed between the Borrower and the Rupee Lender as per the Fee Letter on or before the date of execution of this Agreement. The upfront fees shall be one time non-refundable and non-adjustable.

4.2.	The Rupee Lenders shall be entitled to debit all other amounts due and payable by the Borrower under this Agreement (including but not limited to interest tax, fees, stamp duty, processing fee, costs, service/prepayment and other charges, including on account of execution and stamping of this Agreement and any other documentation or security creation pursuant to this Agreement, claims and expenses including expenses which may be incurred by the Rupee Lenders in the enforcement or attempted enforcement of Security created in favour of the Rupee Lenders) to the Borrower’s Rupee Loan account, unless separately reimbursed to the Rupee Lenders by the Borrower.

5.	DISBURSEMENT

5.1.	The Rupee Lenders shall, unless otherwise agreed between the Borrower and the Rupee Lenders, Disburse any Tranche Loans of the Rupee Loan in lump sum or in suitable installments as may be requested by the Borrower within the Availability Period.

5.2.	The Rupee Lenders may, having Disbursed any amount, Disburse any further amount only upon being satisfied that no Default or Event of Default has occurred or is continuing and subject to the other terms and conditions of this Agreement.

6.	INTEREST AND RUPEE LOAN ACCOUNT

6.1.	The Borrower agrees to pay interest on the Rupee Loans as per the Schedule III to this Agreement and the Interest Rate shall be calculated at the rates more particularly described in the Schedule III hereto.

6.2	Interest on the Rupee Loan’s shall be computed and debited to the Rupee Loan account –

(i)	At the intervals as stated in the Schedule III;

(ii)	Taking the basis of 365 days a year including a leap year;

(iii)	At Interest Rate more particularly described in the Schedule III herein, subject to Clause 6.5, 6.6 and 15 (p), or as may be applicable from time to time.

6.3.	Interest Tax and other taxes/levies as may be applicable from time to time on the Rupee Loan shall be borne solely by the Borrower

6.4.	All amounts in default for payment (i.e. not paid by the Borrower when due to the Rupee Lenders), costs, charges and expenses debited to the Rupee Loan account shall attract additional interest without there being any need to assign a reason and interest and penal charges shall thereafter accrue at such rate(s) as mentioned below

6.5.

The Borrower agrees to pay liquidated damages at the rate of 1.00% (one percent) per annum, over and above the interest Rate (plus interest tax, service tax. etc if applicable), on the outstanding amount of the Rupee Loans, if the Security, as stipulated in Clause 9, is not perfected within the time period stipulated herein or such extended time as may be agreed by the Rupee Lenders, Such liquidated damages shall be charged only in case the

Borrower fails to perfect the Security within 180 (one hundred and eighty) days from the date of Initial Disbursement or such extended time as may be agreed by the Rupee Lenders, and such interest will be charged from the first day after the stipulated time for security creation and perfection has lapsed, till the Security is created and perfected to the satisfaction of the Rupee Lenders and the same shall be paid, on the outstanding amounts of the Rupee Loans, on the Interest Payment Dates.

6.6.	The Borrower agrees to pay liquidated damages at the rate of 2.00 (two) percent per annum, and above the Interest Rate (plus interest tax, service tax, etc. if applicable), on the outstanding amount, in the event of failure on the part of the Borrower (i) to pay interest on the Interest Payment Date and; (ii) to pay principal installments on the Due Date and such interest will be charged for the period of non-compliance and shall be paid on the outstanding amounts, on the Due Date.

7.	REPAYMENT

The Borrower undertakes to repay the principal amount of the Rupee Loans to the Rupee Lenders on the Repayment Date.

8.	PREMATURE PREPAYMENT

a)	The Borrower may prepay the Rupee Loans on any date to the Rupee Lenders in part or full, together with all interest and other charges and monies due and payable to the Rupee Lenders up to the date of such prepayment by making payment of the prepayment premium of 0.25% (zero decimal two five) on the pre-paid amount of the Rupee Loans. Any amount prepaid will be applied to the repayment installment in the inverse order of their maturity and on pro-rata basis to all the Rupee Lenders.

b)	Provided that the Borrower may prepay the Rupee Loans without paying any prepayment premium if:

(i)	such prepayment is at the instance of the Rupee Lenders;

(ii)	The Borrower makes the prepayment from the surplus cash accruals on the anniversary date(s) from the date of Initial Disbursement;

(iii)	on every anniversary date(s) from the date of Initial Disbursement, the Borrower makes the prepayment by way of refinancing and has given a notice of not less than thirty (30) days to the Rupee Lenders;

(iv)	Interest Rate of any Rupee Lender is higher than the effective rate of interest of Axis, the Borrower may prepay the Rupee Loans outstanding in respect of the relevant Rupee Lender within sixty (60) days from the date on which the rate of interest of the relevant Rupee Lender becomes higher than the effective rate of interest of Axis.

9.	SECURITY

The Rupee Loans together with all interests, default interests, fees, premia on prepayment, remuneration payable to the Security Trustee and Lender’s Agent, costs, liquidated damages, charges, expenses and other monies whatsoever stipulated in or payable by the Borrower in terms of the Finance Documents to the satisfaction of the Rupee Lenders, shall be secured by:-

i)	a first pari passu mortgage and charge on all the immovable properties, both present and future, of the RPS Assets except SSL Agricultural Land, subject to Clause 9(ii); and

ii)	a first pan passu mortgage and charge on SSL Leased Land, both present and future, within 90 (ninety days of receipt of the no-objection letter for creation of mortgage on the SSL Leased Land from the Government Authority;

iii)	a first pari passu charge by way of hypothecation of all the movable fixed assets including movable plant and machinery, machinery spares, tools and accessories, fixtures, mechanical and electrical equipments, machinery and all other movable fixed assets, both present and future of the RPS Assets.

The aforesaid mortgages/ charges shall in all respects rank pari passu inter se amongst the Rupee Lenders and amongst all Existing Lenders and future lenders having charge on the Security without any preference or priority to one over the other or others

a)	Provided that the Borrower shall, with respect to the Rupee Lenders, create the Security as stipulated in Clause 9 (iii) simultaneously with the execution of this Agreement and

b)	Provided further that the Borrower shall procure and furnish to the Security Trustee/Rupee Lenders no-objection letters, as may be applicable, from the lenders/ security trustee in whose favour the Borrower has created first charge in respect of the RPS Assets and create and perfect the Security in Clause 9 (i) and Clause 9 (iii)

10.	FINANCIAL COVENANTS

The Borrower shall maintain the following financial covenants during the currency of Rupee Loans.

a.	Fixed Asset Coverage Ratio of minimum of 1.25 times; and

b.	Total Debt Gearing not exceeding 2.

The aforesaid financial covenants shall be calculated on the standalone financials of the Borrower The Borrower shall submit a certificate from a Chartered Accountant within 90 days from the end of each Fiscal Year, certifying the above. Further, so long as the Borrower is in compliance with the financial covenants as aforesaid, the Borrower shall not require any permission or no-objection letter from the Rupee Lenders for any additional borrowings and/or for creating any additional charge in respect of the Fixed Assets. Provided that the Borrower shall, prior to availing any secured debt on Fixed Assets inform the Rupee Lenders/Security Trustee in writing and provide Chartered Accountant’s certificate about maintenance of financial covenants after considering the said secured borrowing on Fixed Assets.

11.	RUPEE LENDERS’S RIGHTS

The Rupee Lenders shall, in relation to the Rupee Loans:

a)	have the right to receive and adjust any payment/s that it may receive as an assignee of the insurance in relation to the RPS Assets towards amounts due and/or payable by the Borrower under this Agreement; and

b)	The Rupee Lenders, upon giving reasonable notice to the Borrower, have the right to enter the property, inspect books of accounts/assets and records maintained by the Borrower and to have the Borrower’s factory(s)/branches inspected by their officers and / or by Chartered Accountants, the cost whereof shall be borne by the Borrower.

12.	PRE-COMMITMENT CONDITIONS

The Borrower has satisfied the Rupee Lenders that the following pre-commitment conditions have been complied with as on the date of signing of this Agreement

i	The Borrower has provided (a) certified true copies of the constitutional documents of the Borrower; (b) Board resolution for accepting the sanction of Rupee Loans; and (b) evidence of the corporate power, authority and required corporate action to enter into, and signature authority of the persons executing the Finance Documents on behalf of the Borrower

ii	The Borrower has adopted all the necessary resolutions including but not limited to board/ shareholders resolution for borrowings to the Rupee Lenders’ satisfaction

13.	CONDITIONS PRECEDENT TO DISBURSEMENT

The obligation of the Rupee Lenders to make the Disbursement under this Agreement shall be subject to the satisfaction (in form and substance) or waiver by the Rupee Lenders of the following conditions besides the Borrower performing all its obligations and undertakings under this Agreement, and compliance by the Borrower with the conditions specified in this Agreement on of prior to the proposed Disbursement date for the Rupee Loans

a)	Execution of Finance Documents

The Finance Documents, other than documents which are to be executed at a later date in terms of this Agreement in a form acceptable to the Rupee Lenders shall have been duly executed by the Borrower and the same shall be in full force and effect.

b)	Security

The Borrower shall have appointed the Security Trustee and the Security shall have been created and perfected in favour of the Security Trustee within the lime period stipulated in the proviso to Clause 9 for the benefit of the Rupee Lenders under the Security Documents and shall be in full force and effect

c)	Opinions/Reports on Finance Documents

The Borrower shall have obtained opinions reports of Lenders Legal Counsel on the finance Documents, compliance status report and other documents, undertakings etc. required to be entered into or obtained by the Borrower. All the costs expenses in this regard shall he borne by the Borrower

d)	Authorisations

The Borrower shall have delivered to the Lenders’ Agent copies of shareholders’ resolution under sections 293(l)(a) and 293(1)(d) of the Companies Act 1956, if applicable, and a certificate of the Auditor/Chartered Accountant/Company Secretary in respect thereof and any other documents, authorisations, opinion or assurance as specified by the Lenders’ Agent.

e)	Default; Event of Defaults; Representation And Warranties

The Borrower shall certify that no Default or Event of Default has occurred during such period or, if any, Default or Event of Default shall have occurred, specifying the nature and period of existence thereof, and what action the Borrower has taken, is taking or proposes to take with respect thereto and the representations and warranties made or deemed to be made pursuant to Clause 15 herein or under other Finance Documents shall be true and correct both before and immediately after the proposed Disbursement is made.

f)	Annual Audited Financial Statements

The Borrower shall have delivered to the Lenders’ Agent annual audited financial statement of the Borrower.

g)	Know Your Customer

The Borrower shall have completed the compliances required under the KYC norms of the Rupee Lenders

h)	Material Adverse Change

The Rupee Lenders shall have been satisfied that there has been no material adverse change in the financial condition of the Borrower.

i)	Statutory Approvals

The Borrower shall have confirmed to the Lenders’ Agent that all material regulatory approvals relating to the Fixed Assets are in place.

14.	CONDITIONS SUBSEQUENT TO DISBURSEMENT

a.	Certificate of Chartered Accountant

The Borrower shall, within 60 days from the date of each Disbursement, submit a certificate from the Chartered Accountant on utilization of the funds.

b.	No Objection Certificates

The Borrower shall have procured and submitted the necessary no objection certificates from other lenders, if applicable, within a period of 180 (one hundred and eighty) days from the date of Initial Disbursement or within such time period as may be extended by the Rupee Lenders

15.	BORROWER’S REPRESENTATIONS, WARRANTIES, COVENANTS AND UNDERTAKINGS

With a view to induce the Rupee Lenders to grant the Rupee Loans to the Borrower, the Borrower hereby represents/warrants/covenants/undertakes with the Rupee Lenders that it-

a)	has been duly formed and has the power to carry on its business as it is now being carried on and to own its property and assets and has the power to borrow the Rupee Loans and the authorised signatories have the authority to execute the Rupee Loan documentation on behalf of the Borrower

b)	shall furnish to the Rupee Lenders all such information, statements, particulars, estimates and reports etc. as the Rupee Lenders may require from time to time as to the compliance with the terms of this Agreement and Applicable Law.

c)	shall not enter into any scheme of merger, amalgamation, compromise or reconstruction, without the prior written permission of the Rupee Lenders except scheme(s) by whatever name called, which are within the Vedanta Group or except such schemes by virtue of which Management Control of the business does not move out of the Vedanta Group.

d)	shall not make any amendments in the Borrower’s Memorandum and Articles which may have any material adverse effect on the Rupee Loans without prior notice to the Lenders’ Agent;

e)	shall make available to the Rupee Lenders such security in such form and substance as may be required by the Rupee Lenders as per the terms of this Agreement;

f)	shall always have until all its dues hereunder are not repaid to the Rupee Lenders, a clear and marketable title to the assets and properties on which the Security Interest is to be created in favour of the Security Trustee for the benefit of the Rupee Lenders;

g)	has no material pending claims, demands, litigation or proceedings against it before any court or authority (public or private) (save and except those in the normal course of business with various authorities / appellate boards and/or as disclosed in the balance sheet);

h)	shall in addition to the statement/s required by the Rupee Lenders furnish such other information/documents concerning its trade, business or otherwise as the Rupee Lenders may require from time to time;

i)	shall promptly inform the Rupee Lenders of any loss or damage to the property constituting the Rupee Lenders’ security due to any force majeure or Act of God;

j)	shall be liable to repay the Rupee Loans, interest and all other sums due and payable under this Agreement and to observe its terms and conditions;

k)	shall maintain Security in good order and habitable condition and not allow it to deteriorate or commit any act which is destructive or permanently injurious to the Security or do anything which will render the security in favour of the Rupee Lenders, insufficient;

l)	shall ensure the officials of the Borrower executing this Agreement and the documents to be executed in pursuance thereof are duly and properly holding office and are fully authorised to execute the same:

m)	shall utilise the Rupee Loans only for the purpose sanctioned. The Borrower shall within 60 (sixty) days from the date of each Disbursement submit an end use certificate from the Charted Accountant certifying that such Disbursed Rupee Loan has been utilized for the purpose of as set forth in Clause 2.2:

n)	agrees that am accretion to the said Security(ies) (if any) and other benefits from time to time accruing in respect of the said Security(ies) or any part thereof shall also be deemed to be charged/mortgaged with the Rupee Lenders by the Borrower;

o)	shall furnish the Cretin Rating from an accredited credit rating agency and shall provide the Credit Rating report to the Rupee Lenders within 90 (ninety) days from the Initial Disbursement and thereafter at annual intervals. The cost of such rating shall be borne by the Borrower:

p)	agrees that the Rupee Lenders shall have a right to revise the Spread on the Base Rate during the currency of the Rupee Loans in the event the Credit Rating is downgraded by 3 (three) notches

q)	shall maintain, either directly and or indirectly Management Control of Cairn India Limited and Hindustan Zinc Limited during the tenure of the Rupee Loans.

r)	shall not, without the prior written permission from Rupee Lenders declare dividend, if any default is continuing in any repayment obligation of the Rupee Loans

s)	Inspection

The Borrower shall permit representatives of the Rupee Lenders to visit and inspect its offices, properties and the assets of the Borrower to carry out technical financial and legal inspections at least once in 6 (six) months; to examine the Borrower’s books of records. account and documents; to make copies therefrom and to discuss the Borrower’s affairs, finances and accounts with the Borrower’s principal officers engineers and Auditor’s and by this provision the Borrower authorises such Auditor to discuss its affairs, finances and accounts), at all times during the currency of the Rupee Loans as such representative may desire. The cost of the inspection, travelling and all other expenses shall be payable by the Borrower to the Rupee Lenders in this behalf

t)	Imposts, Costs and Charges

(i)	The Borrower shall, at all times during so long as any monies remain due and outstanding to the Rupee Lenders, bear all such imposts, duties and taxes (including interest and other taxes, if any) as may be levied from time to time by the Government Authority pertaining to or in respect of the Rupee Loans.

(ii)	The Borrower shall pay all other costs, charges and expenses (including costs of investigation of title, documentation, due diligence or any other cost for the protection of the Rupee Lenders’ interests including enforcement of the Security Interests and recovery of dues) in any way incurred by the Rupee Lenders/Security Trustee in connection with the making and protection of the Rupee Loans/ Security Interest and such additional stamp duty, other duties, taxes, charges and other penalties if and when Borrower is required to pay according to the laws for the time being in force in the State in which its properties are situated.

(iii)	In the event the Borrower fails to pay the monies referred to in Clause (t) (i) and (ii) above the Rupee Lenders will be at liberty (but shall not be obliged) to pay the same. The Borrower shall reimburse all sums paid by the Rupee Lenders in accordance with the provisions of this Agreement.

u)	Reimbursement of Expenses

The Borrower shall reimburse all sums and expenses paid by the Rupee Lenders under the provisions of this Agreement (as may be mutually agreed between the Rupee Lenders and the Borrower), within 15 (fifteen) Business Days from the date of notice of demand from the Rupee Lenders. If not paid within such 15 (fifteen) Business Days, all such sums shall carry interest at the Interest Rate from the date of incurring of the expenses till the date of such reimbursement

v)	Utilisation of Rupee Loans

The Rupee Loan shall not be utilised for:

(i)	subscription or purchase of shares and debentures;

(ii)	for extending loans to subsidiaries or associate companies or making any inter corporate deposit; and

(iii)	for speculative purposes

w)	Maintenance of Existence; Books and Records

The Borrower shall preserve and maintain its legal existence, and shall maintain the clearances and other rights, privileges and consents necessary for the maintenance of its existence and the conduct of its affairs. The Borrower shall maintain proper books of record in accordance with GAAP and as required under the Applicable Law as are necessary to truly, accurately and fairly reflect the financial condition and results of operations of the Borrower and copies of all documents and ail records relating to the utilization of the Disbursement out of the Rupee Loans and the operations and financial condition of the Borrower and such other statements as may be prescribed by the Rupee Lenders/RBI and such records shall be open for the examination by the Rupee Lenders ad their authorized representatives.

x)	Annual Audited/unaudited Financial Statements

As soon as available and in any event within 90 (ninety) days after the end of each Fiscal Year, the Borrower shall furnish to the Rupee Lenders, provisional balance sheet and profit and. loss account and audited accounts within 6 (six) months after the end of each Fiscal Year

y)	Quarterly Statements

As soon as available and in any event within 45 days after the end of each quarter, the Borrower shall submit the quarterly financial results of the Borrower for the quarter then ended

z)	The Borrower shall promptly inform the Lenders’ Agent of the happening of any event likely to have a material impact of the Borrower’s profits or business

aa)	Shall pay all fees, expenses and other charges payable by it under the terms of this Agreement including the fees and costs payable to the Lenders’ Legal Counsel and other consultants or experts relating to insurance, inspection, search reports from Registrar of Companies, other incidental expenses etc.

bb)	Corporate Governance

The Borrower agrees and confirms that it shall conform to all mandatory recommendations on corporate governance per the guidelines issued/to be issued by Security Exchange Board of India (SEBI) and/or any other authority and if applicable to the Borrower. The Borrower confirms that the directors/promoters of the Borrower are not related to any of the directors/senior officers of the Rupee Lenders. The Borrower agrees that in case the declaration is found to be false at any later date, the Rupee Lenders would be entitled to revoke and/or recall the Rupee Loan.

cc)	The Borrower hereby declares and confirms that none of the directors or his / her relatives (as defined in RBI Master Circular – Loans and Advances-Statutory and Other Restrictions) or senior officials of the Rupee Lenders or the directors of another bank/ financial institution, holds interest in the Borrower or its subsidiary or its holding company. The Borrower agrees to duly inform the Lenders’ Agent as and when the requirement as aforesaid is breached and to act according to the advice of the Rupee Lenders in that regard.

dd)	The Borrower hereby declares and confirms that to the best of its knowledge no relative of a senior officer of the Rupee Lenders or the participating Rupee Lenders under consortium, holds substantial interest or is interested as a director/guarantor in the Borrower or as subsidiaries or group companies.

ee)	The Borrower hereby confirms and declares that to the best of its knowledge none of the Directors (including Chairman/ Managing Director) of the Rupee Lenders or other banks/ their subsidiaries trustee of mutual funds/ venture capital funds set up by the Rupee Lenders or their relatives, hold substantial interest or are interested as director/ guarantor in the Borrower company/ subsidiary/ holding company

ff)	the Borrower agrees that Axis shall have the first right of refusal in case the Borrower enters into any derivative deals for the Rupee Loans Disbursed under this Agreement.

gg)	The Borrower hereby confirms and declares that none of its Directors is a Director or specified near relative of a Director of a banking company In case the Borrower is related to a director of the Rupee Lenders, the Borrower agrees to give a declaration stating the details of the relationship.

hh)	The Borrower agrees to submit a certificate from a professional, preferably by a practicing Company Secretary regarding sharing of information, as per the format stipulated by RBI

ii)	The Borrower agrees to procure and furnish to the Rupee Lenders no objection letter from the Government Authority for creation of mortgage in respect of the SSL Leased Land as soon as possible from the Effective Date.

16.

16.1.	EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default under this Agreement:

(a)	Default with respect to Rupee Lenders

(i)	In Payment of Principal Sums

Default by the Borrower in the payment of any installment of the principal of the Rupee Loans hereunder on the Due Date(s) and such default has continued for a period of 30 thirty days from the date of default.

(ii)	In Payment of Interest

Default by the Borrower in payment of any installment of interest on the Rupee Loans on any Interest Payment Date or payment of any other monies owing under this Agreement or any other Finance Documents or Security Documents and such default has continued for a period of 30 (thirty) days.

(b)	Default in Performance of Covenants and Conditions

Default has occurred in the performance or observance of any other covenant or condition or agreement on the part of the Borrower under this Agreement or any other Finance Documents and/or the Security Documents, and such default has continued for a period of 30 (thirty) days from the date of default.

(c)	Supply of Misleading Information

Any information given by the Borrower and other documents furnished by the Borrower or the representations made or warranties given/deemed to have been given by the Borrower to the Rupee Lenders is found to be misleading or incorrect in any material respect or any material information is suppressed or withheld by the Borrower and such default has continued for a period of thirty (30) days from the date of default.

(d)	Misappropriation

The Rupee Loans or any part thereof are utilised for any purpose other than the purpose mentioned in Clause 2.2 hereto;

(e)	Inability to pay Debts

(i)	If the Borrower is unable to or admits in writing its inability to pay its debts in excess of Rs.500.00 as they mature or not paid when due/within applicable grace period or accelerated due to default; or

(ii)	proceedings for taking it into winding up or liquidation have been commenced provided that no such proceedings shall constitute an Event of Default if the Borrower can establish to the satisfaction of the Rupee Lenders that such proceedings relate to a frivolous or vexatious claim which is dealt with, disposed of, discharged or otherwise withdrawn to the satisfaction of the Rupee Lenders within ninety (90) days of the date of commencement of such proceedings or such additional time as the Rupee Lenders may agree.

(f)	Arrangement with Creditors

Borrower commences negotiations with any one or more of its creditors, with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors and such default has continued for a period of thirty (30) days from the date of default.

(g)	Proceedings for Insolvency against the Borrower

The Borrower has voluntary become the subject of proceedings under any bankruptcy or insolvency law or the Borrower is voluntarily dissolved.

(h)	Necessary Clearances and Authorisations

All or substantially all material licenses or other authorizations are revoked, terminated or suspended and the majority of the same are not restored within a period of ninety (90) days from the date of default.

(i)	Expropriation Events

An event of total loss or nationalisation or expropriation of all or substantially all of the RPS Assets and such default has continued for a period of thirty (30) days from the date of default

(j)	Cessation of Business

If the Borrower ceases or threatens to cease to carry on its business or gives notice of its intention to do so and such default has continued for a period of ninety (90) days from the date of default.

(k)	Illegality

(i)	It is or becomes unlawful for any Person to perform any of its obligations under the Finance Document or Security Document, unless such Person has been replaced by the Borrower with another Person, who can lawfully discharge such obligations under the said documents, within such time as may be stipulated by the Rupee Lenders

(ii)	Any Finance Document or Security Document or any provision of any Finance Document or Security Document is required by any law or regulation having the force of law to be waived, amended, modified or abandoned

(iii)	Any obligation under any Finance Document or Security Document is not or ceases to be valid and binding obligation of any party to it or becomes void, illegal, unenforceable or is repudiated by any party to it.

(l)	Change in Management Control

Any change in Management Control of the Borrower.

(m)	Inadequate Security

If the Fixed Assets depreciate in value to such an extent that, in the opinion of the Rupee Lenders further security to the satisfaction of the Rupee Lenders should be given and on advising the Borrower to that effect such security has not been given to the Rupee Lenders within thirty (30) days of the advice.

(n)	Appointment of Receiver or Liquidator

A receiver or liquidator of all or substantially all of the undertaking of the Borrower has been appointed in any proceeding.

(o)	Attachment and Distraint on Secured Properties

If an attachment or distraint has been levied on the assets mortgaged/to be mortgaged or hypothecated or any part thereof or certificate proceedings or execution proceedings have been taken or commenced for recovery of any dues from the Borrower and such order has not been vacated within a period of thirty (30) days and/or proceedings are not withdrawn to the satisfaction of the Rupee Lenders within thirty (30) days of the date of commencement of such proceedings or such additional time as the Rupee Lenders may agree.

(p)	Extra-ordinary Circumstances

If extra-ordinary circumstances have occurred which make it improbable for the Borrower to fulfill its obligations under this Agreement or any other transaction documents and such default has continued for a period of thirty (30) days from the date of default.

(q)	Security in Jeopardy

If, in the opinion of the Rupee Lenders, the Security Interest of the Rupee Lenders is in jeopardy for a period of 30 (thirty) days.

16.2.	Notice on the happening of an Event of Default

If any Event of Default or any event which, after the notice or lapse of time or both would constitute an event of default shall have happened, the Borrower shall forthwith give the Lenders’ Agent notice thereof in writing specifying such Event of Default, or such Default. The Borrower shall also promptly inform the Lenders’ Agent if and when any statutory notice of winding-up under the provisions of the Act or any other law or of any suit or legal process intended to be filed/initiated against the Borrower, is received by the Borrower

16.3.	CONSEQUENCES OF EVENTS OF DEFAULT

1	If an Event of Default has occurred the Rupee Lenders may, without prejudice to any rights and remedies available to them under the Finance Documents and/or Applicable Laws, take one or more of the following actions if the default is not remedied and/or is continuing at the end of the notice period provided for such default.

a	accelerate the payment, repayment or reimbursement, as the case may be, of the secured obligations, whereupon the Rupee Lenders may by a notice in writing to the Borrower, declare all the outstanding secured obligations to be payable forthwith;

b	to suspend any withdrawal to be effected in the Rupee Loan account;

c	take possession of the Security so created whether by itself or through any of the recovery agents or attorneys as may be appointed by the Rupee Lenders.

d	take any other action as it may deem fit for recovery of its dues and enforcement of the Securities.

2	Further, the Security Trustee/Rupee Lenders shall be entitled to forthwith take physical possession of the assets hypothecated and/or mortgaged in favour of the Security Trustee for the benefit of the Rupee Lenders and alienate, sell, transfer the said properties either by itself or through its agents and sell or otherwise deal with the same to enforce the Rupee Lenders’ security and recover the dues

3	The Borrower agrees and undertakes not to prevent or obstruct the Rupee Lenders from taking possession of the properties.

4.	The Borrower shall pay any deficiency, forthwith to the Rupee Lenders. The Rupee Lenders shall also be entitled to adjust and a right of set-off on all monies belonging to the Borrower standing to its credit in any account whatsoever with the Rupee Lenders, towards payment of such deficiency. Nothing contained in this clause shall oblige the Rupee Lenders to sell, hire or deal with the properties and the Rupee Lenders shall be entitled to proceed against the Borrower independent of such other Security. The Borrower agrees to accept the Rupee Lenders’ accounts in respect of such sale, hire, dealing or otherwise as conclusive proof of the correctness of any sum claimed to be due from the Borrower In case of any deficit, the deficit amount shall be recovered by the Rupee Lenders from the Borrower.

17.	APPOINTMENT OF THE SECURITY TRUSTEE AS THE BORROWER’S ATTORNEY

The Borrower hereby appoints the Security Trustee as its true and lawful attorney to do and execute for and in the name and on behalf of the Borrower, upon occurrence and continuance of an Event of Default, all or any of the acts, deeds and things.

18.	ASSIGNMENT, NOVATION AND PARTICIPATION

(i)	The Borrower hereby agrees that any Rupee Lender may at any time during the currency of the Rupee Loans, without the consent of the Borrower provide refinance, assign all or any of its rights and benefits hereunder or transfer or novate or assign, in accordance with (iii) below all or part of its rights, benefits and obligations hereunder or under the Finance Documents to which it is a party to any bank, financial institution or public financial institution (under Section 4A of the Companies Act 1956) (“New Rupee Lender”) subject to the rights of the Borrower not being prejudicially affected. Nothing herein shall prevent the assignment by any Rupee Lenders of its rights and benefits under the Finance Documents.

(ii)	If any Rupee Lender provides refinance, assigns all or any of its rights, obligations and benefits hereunder and the other Finance Documents to which it is a party in accordance with sub clause (i) above, then, unless and until the assignee has agreed with the Rupee Lenders that it shall be under the same obligations towards each one of them as it would have been hereunder and the other Finance Documents as if it has been an original party hereto or thereto as a Rupee Lender, the Rupee Lenders shall not be obliged to recognise such assignee as having the rights against each of them which it would have had if it had been an original party thereto.

(iii)	If a Rupee Lender wishes to provide refinance or to transfer or novate or assign all or any of its rights, benefits and obligations hereunder and the other Finance Documents to which it is a party then such transfer or novation or assignment shall be made by delivering to the Rupee Lenders a duly completed, stamped and executed transfer notice in the form set out in SCHEDULE IV (the “Transfer Notice”).

a)	to the extent that in that Transfer Notice the relevant Rupee Lender seeks to provide refinance or to transfer or novate or assign its outstanding Rupee Loan amount due and/or its commitment, the Borrower or the relevant Rupee Lender, as the case may be shall each be released from further obligations to each other and their respective rights against each other shall be cancelled (such rights and obligations being referred to as “discharged rights and obligations”);

b)	the Borrower and the New Rupee Lender shall each assume new obligations towards each other and/or acquire new rights against each other which differ from the discharged rights and obligations only in so far as the Borrower and that New Rupee Lender, as the case may be have assumed and acquired the same in place of the Borrower and such Rupee Lender as the ease may be and

c)	the New Rupee Lender and the other Parties to this Agreement and as the case may be the other Finance Documents (other than the Borrower) shall acquire the same rights and assume the same obligations between themselves as regards the Borrower as they would have acquired and assumed had that New Rupee Lender been an original party to this Agreement and as the case may be, the other Finance Documents as a Rupee Lender with the rights and/or obligations acquired or assumed by it as a result of that novation (and to that extent, the original Rupee Lender and those other parties shall each be released from further obligations to each other)

d)	Upon execution of the Transfer Notice, Schedule I and Schedule III of the Common Rupee Loan Agreement shall be amended and restated as set out in the Annexures of the Transfer Notice.

e)	The Borrower agrees that upon such transfer or assignment or novation, the interest rate of the New Rupee Lender shall be linked to the New Rupee Lender’s Base Rate on the date of such transfer and the Spread shall be determined accordingly.

f)	The Parties agree that such transfer or assignment or novation shall be without any additional costs to the Borrower.

19.	RUPEE LENDERS’S APPOINTMENT OF LENDER’S AGENT

19.1.	The rights, powers and remedies available to the Rupee Lenders under Applicable Law and under these presents shall be exercised by the Rupee Lenders through any of its employees or agents and the Rupee Lenders may delegate any or all of the said powers and authorities to such employee or agent.

19.2.	AUTHORISATION

The Rupee Lenders hereby appoint and authorize the Lenders’ Agent to act as its agent hereunder and under other Finance Documents with such powers as are expressly delegated by terms of this Agreement, the other Finance Documents, together with such other powers as are reasonably incidental thereto. The Rupee Lenders hereby authorizes and directs the Lenders’ Agent to execute and deliver on behalf of the Rupee Lenders all the Finance Documents and ratifies the execution and delivery of all Finance Documents or Security Documents.

19.3.	RIGHTS OF LENDERS’ AGENT AS RUPEE LENDER

With respect to the Rupee Loans, the Lenders’ Agent shall have the same powers and rights under this Agreement as the Rupee Lenders and may exercise the same as though it was not acting as the Rupee Lenders’ Agent and the terms Rupee Lenders in the Finance Documents and the Security Documents shall, unless the context otherwise warrants, include the Lenders’ Agent in its individual capacity

20.	INSURANCE

The Borrower shall within 90 (ninety) days from the Effective Date and thereafter at all times during the currency of the Rupee Loans, at its own cost, keep the property constituting the Security fully insured against such risks and for such amounts and for such period and forms as the Rupee Lenders may require, in the name of the Borrower and the Security Trustee as the loss payee or with the usual Bank mortgage clause, with a reputed insurance company and shall deposit a copy of the insurance policies and copy of cover notes premium receipts etc. with the Lenders Agent / Security Trustee. The Borrower shall make punctual payment of all premium and shall not do or suffer to be done any act which may invalidate such insurance. If the Borrower fails to insure or keep insured all/any of the property/assets as aforesaid, then the Rupee Lenders shall without prejudice to or affecting its rights hereunder, be at liberty (but not bound) to insure and keep the same insured and the Borrower shall on demand repay to the Rupee Lenders all amounts spent or incurred by the Rupee Lenders in doing so, with interest at the rate applicable for the Rupee Loan as aforesaid

21.	TAXES

21.1.	Taxes and Net Payments

All payments to be made by the Borrower to the Rupee Lenders hereunder shall be made free and clear of and without deduction for or on account of taxes, unless the Borrower is required to make such a payment subject to the deduction or withholding of taxes, in which case the sum payable by the Borrower in respect of which such deduction or withholding is required to be made shall be increased to the extent necessary to ensure that after the making of the required deduction, such Rupee Lenders receives and retains (free from any liability in respect of any such deduction) a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made, except if the deduction or withholding was made in respect of any Taxes calculated with reference to the income received by any Rupee Lenders, provided that the Borrower delivers to the Rupee Lenders tax withholding or tax deduction certificates in respect of such withholding or deduction

21.2.	Tax Indemnity

Without prejudice to the provisions of Clause 21.1, if the Rupee Lenders or the Lenders’ Agent on such Rupee Lenders’ behalf is required to make any payment on account of Taxes (not being Taxes imposed on or calculated by reference to the net income paid) or otherwise on or in relation to any sum received or receivable hereunder by the Rupee Lenders or the Lenders’ Agent on its behalf (including, without limitation, any sum received or receivable under this Clause 21 hereof) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Rupee Lenders or the Lenders’ Agent on its behalf, the Borrower shall, upon demand, promptly indemnify and pay to the Rupee Lenders or the Lenders’ Agent, as the case may be, against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith. The Rupee Lenders or the Lenders’ Agent, as the case may be, shall, on the request of the Borrower, contest such claim provided that (a) they are satisfied in their sole discretion that such levy has not been lawfully made; (b) they shall be fully indemnified by the Borrower in respect of any liability arising out of and all costs and expenses incurred by them in respect of such contest; and (c) the Borrower provides Security to the satisfaction of the Rupee Lenders in respect of such contest prior to and as a condition of initiation of such contest.

21.3.	Notification by Rupee Lenders

The Rupee Lenders intending to make a claim under Clause 21.2 hereof shall notify the Lenders’ Agent promptly and in any event within ten (10) days of becoming aware of the circumstances by which it is entitled to do so and shall deliver to the Lenders’ Agent a certificate setting out in reasonable detail the basis of such claim, whereupon the Lenders’ Agent shall promptly, and in any event within ten (10) days from the date on which it receives such certificate, notify the Borrower thereof and shall deliver to the Borrower a copy of such certificate.

21.4.	Notification by Borrower

If at any time the Borrower is required to make any deduction or withholding from any sum payable by the Borrower hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated) the Borrower shall as soon as practicable notify the Lenders’ Agent and the Rupee Lenders.

21.5.	Receipt

The Borrower shall deliver to the Lenders’ Agent within a reasonable period a copy of the receipt, if any, issued by the applicable taxation or other authority evidencing the deduction or withholding of all amounts required to be deducted or withheld from such payment or (if it is not possible for the Borrower to provide a copy of such receipt) such other evidence as may be requested by the Lenders’ Agent.

22.	MISCELLANEOUS

22.1.	It is hereby agreed between the Parties that the Schedules may be amended, revised, substituted by way of written communication by the Rupee Lenders to the Borrower from time to time. Such correspondences between the Rupee Lenders and acceptance thereof by the Borrower shall be deemed to be an integral part of this Agreement and shall be read in conjunction thereof.

22.2.	The Parties agree that any delay or omission by the Rupee Lenders in exercising any of its rights, powers or remedies as the lender of the loan under this Agreement and other documents pursuant hereto shall not impair the right, power or remedy or be construed as its waiver or acquiesce by the Rupee Lenders

22.3.	The Borrower agrees to accept the statement of account sent by the Rupee Lenders/Security Trustee or by any other authorised representative of the Rupee Lenders/Security Trustee conclusive proof of the correctness of any sum claimed to be due from the Borrower

22.4.	The Parties confirm that this Agreement and its Schedules and any other documentation pursuant to it represent one single agreement between the Parties

22.5.	This Agreement supersedes all prior discussions and representations between the Parties, including the Rupee Lenders’ brochure, save with respect to the obligations of and representations made by the Borrower to the Rupee Lenders set forth in any correspondence, application forms or otherwise made or agreed to be made howsoever

22.6.	The addresses of the Parties shall be as mentioned under the Schedule V The Borrower shall forthwith inform the Rupee Lenders of any change in its address.

22.7.	Any notice or request required or permitted under this Agreement to be given by either Party to the other shall be only in writing and sent on the address of the other Party as mentioned in the Schedule V (or in case to the Borrower, on the address of the Borrower last known to the Rupee Lenders)

22.8.	Any notice or demand hereunder shall be in writing, signed by any of the Rupee Lenders’ officers and may be made by leaving the same or sending it through the post addressed to the Borrower at the address specified above or the address last known to the Rupee Lenders; and a notice or demand so given or made shall be deemed to be given or made on the day it was so left or, as the case may be, two business days following that on which it was so posted, and shall be effectual notwithstanding that the same may be returned undelivered and notwithstanding the Borrower’s change of address.

22.9.	The Borrower shall indemnify and keep the Rupee Lenders indemnified against all actions, suits, proceedings and all costs, charges, expenses, losses, or damages which may be incurred or suffered by the Rupee Lenders by reason of any false or misleading information given by the Borrower to the Rupee Lenders hereunder or any breach/default/contravention/non-observance/non-performance by the Borrower of any terms, conditions, agreements and provisions hereunder. The Rupee Lenders shall be entitled to include any amount payable by the Borrower under this Clause in the said dues being the subject matter of this Agreement.

22.10.	If any provision of this Agreement is illegal, invalid or unenforceable for any reason it will be secured from the remaining provisions, which will remain unaffected.

23.	GOVERNING LAW AND JURISDICTION

23.1.	The Borrower agrees that the Agreement shall be governed by Indian law and that the courts and tribunals in Mumbai shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Agreement and that accordingly any suit, action or proceedings (together, the Proceedings) arising out of or in connection with the Agreement may be brought in such courts or tribunals. The Borrower irrevocably agrees to submit to and accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts or tribunals.

23.2.	The Borrower irrevocably waives any objection now or in future, to the laying of the venue of any Proceedings in the courts and tribunals in Mumbai and any claim that any such Proceedings have been brought in an inconvenient forum, and further irrevocably agrees that a judgment in any Proceedings brought in the courts and tribunals in Mumbai shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction (subject to the laws of such jurisdiction) by a suit upon such judgment, a certified copy of which shall be conclusive evidence of such judgment, or in any other manner provided by Applicable Law.

23.3.	Nothing contained in this Clause 23.3, shall limit any right of the Secured Parties to take Proceedings in any other court or tribunal of competent jurisdiction, nor shall, to the extent permitted by Applicable Law, the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other competent jurisdiction whether concurrently or not and the Borrower irrevocably waives any objection it may have now or in the future to the laying of the venue of any Proceedings and any claim that any such Proceedings have been brought in an inconvenient forum

23.4	The Borrower hereby consents generally in respect of any Proceedings arising out of or in connection with the Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings

23.5.

To the extent that the Borrower may claim for themselves or their assets, immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to them or their assets such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waive such immunity However, this shall not limit the ability of the Borrower to take up any defence available under the Applicable Law or equity

24.	CIBIL DISCLOSURE CLAUSE

24.1.	The Borrower also agrees, undertakes and confirms as under

The Borrower understands that as a precondition relating to the grant of and/or continuing the grant of Rupee Loans to the Borrower, the Rupee Lenders requires the Borrower’s consent for the disclosure by the Rupee Lenders of, information and data relating to the Borrower, of the Rupee Loans availed of/to be availed by the Borrower, in discharge thereof.

Accordingly, the Borrower hereby agrees and gives consent for the disclosure by the Rupee Lenders of all or any such:

a)	information and data relating to the Borrower;

b)	the information of data relating to the Rupee Loan availed of/to be availed by the Borrower; and

c)	default, if any, committed by the Borrower, in discharge of the Borrower’s such obligation;

d)	as the Rupee Lenders may deem appropriate and necessary, to disclose and furnish to Credit Information Bureau (India) Limited [“CIBIL”] and any other agency authorised in this behalf by Reserve Bank of India [“RBI”].

24.2.	The Borrower declares that the information and data furnished by the Borrower to the Rupee Lenders are true and correct.

24.3.	The Borrower also undertakes that:

(i)	CIBIL and any other agency so authorised may use, process the said information and data disclosed by the Rupee Lenders in the manner as deemed fit by them; and

(ii)	CIBIL and any other agency so authorised may furnish for consideration, the processed information and data disclosed or products thereof prepared by them, to Bank(s)/Financial Institution(s) and other Credit Grantors or Registered Users, as may be specified by the RBI in this behalf.

SCHEDULE I

PARTICULARS OF RUPEE LENDERS & RUPEE LOANS

PART A

AXIS BANK LIMITED, a company registered under the Companies Act, 1956 and a banking company within the meaning of Section 5(c) of the Banking (Regulation) Act, 1949 and having its registered office at Trishul, Third Floor, Opp. Samartheswar Temple, Law Garden, Ellisbridge, Ahmedabad 380 006, Gujarat, India, acting through its branch at Axis House, Ground Floor, C2, Wadia International Center, Pandurang Budhkar Marg, Worli, Mumbai 400 025 (hereinafter referred to as “Rupee Lender” or “Axis” as the context may require, which expression shall, unless it be repugnant to the subject or context there of include its successors and assigns)

PART B

	(Rupees in Crores)
NAME OF THE RUPEE LENDERS	AMOUNT OF THE RUPEE LOANS			Total
	Tranche I Loan	Tranche II Loan	Tranche III Loan
Axis Bank Limited	600.00	700.00	700.00	2000.00

SCHEDULE II

REPAYMENT SCHEDULE

Particulars	Date of Repayment	Amount(in Rs. crs)
Tranche- I	3 years from the Initial Disbursement Date of Tranche I Loan	600.00
Tranche- II	4 years from the Initial Disbursement Date of Tranche II Loan	700.00
Tranche- III	5 years from the Initial Disbursement Date of Tranche III Loan	700.00

Total		2000.00

SCHEDULE III

PARTICULARS OF INTEREST FOR RUPEE LENDERS

(A)	The Interest Rate shall be payable monthly on the Interest Payment Date, which shall be the last date of each calendar month, which shall be determined as follows:

Tranche I Loan

Sr No.	Name of the Rupee Lender	Base Rate of Rupee Lender as on the Effective date (% p.a.)	Spread as on Effective Date (in %)	Interest Rate as on Effective Date (in % p.a.)
		(“A”)	(“B”)	(“C= A+B)
1.	Axis Bank Ltd	10.25%	0.25%	10.50%

Tranche II Loan

Sr No.	Name of the Rupee Lender	Base Rate of Rupee Lender as on the Effective date (% p.a.)	Spread as on Effective Date (in %)	Interest Rate as on Effective Date (in % p.a.)
		(“A”)	(“B”)	(“C= A+B)
1.	Axis Bank Ltd	10.25%	0.25%	10.50%

Tranche III Loan

Sr No.	Name of the Rupee Lender	Base Rate of Rupee Lender as on the Effective date (% p.a.)	Spread as on Effective Date (in %)	Interest Rate as on Effective Date (in % p.a.)
		(“A”)	(“B”)	(“C= A+B)
1.	Axis Bank Ltd	10.25%	0.25%	10.50%

SCHEDULE IV

TRANSFER NOTICE

To	(1)	Rupee Lenders

	(2)	Sesa Sterlite Limited
		Attention:

This Transfer Notice has been issued pursuant to Clause 18(iii) of the common rupee loan agreement dated as of              (the “Common Rupee Loan Agreement”), entered interalia among the Borrower, Security Trustee, Lenders’ Agent and the Rupee Lenders.

1	Terms defined in the Common Rupee Loan Agreement have the same meaning in this Transfer Notice and in particular:

•	“Existing Lender” for the purpose of this Transfer Notice, mean [Insert name of the Existing Lender];

•	“New Rupee Lender” means [Insert name New Rupee Lender]

2	The Existing Lender:

A.	confirms that, to the extent details appear below under the heading “Rights and/or Obligations to be Novated”, those details accurately summarise the rights and/or obligations which are to be novated and which are, upon delivery of this transfer notice to the Rupee Lenders (but subject to paragraph 3 below), cancelled and discharged in accordance with Clause 18(iii) of the Common Rupee Loan Agreement;

B	confirms that consents, if any, required in accordance with Clause 18(iii) of the Common Rupee Loan Agreement has been obtained for this novation; and

C	gives notice to the undersigned New Rupee Lender that the Existing Lender is under no obligation to repurchase all or any part of those rights and/or obligations at any time nor to support any losses suffered by the New Rupee Lender

3	The undersigned New Rupee Lender agrees that it assumes and acquires new rights and/or obligations in accordance with Clause 18(iii) of the Common Rupee Loan Agreement with respect to Tranche Loans jointly or severally, as the case may be, on and with effect from

4	The New Rupee Lender:

A	confirms that, until further notice, its Lending Office and details for communications are as set out below:

For:

Address:

Attention:

Fax

B	agrees to perform and comply with the obligations expressed to be imposed on it by Clause 18(iii) of the Common Rupee Loan Agreement as a result of this transfer notice taking effect; C acknowledges and accepts paragraph 2(C) above; and

D	agrees to be bound by the Common Rupee Loan Agreement and other Finance Documents in relation to the matters stated under the heading “Rights and/ or Obligations to be Novated” as if the New Rupee Lender was a Party thereto in place and stead of the Existing Lender except in relation to the rights of the Existing Lenders in respect of the said matters which shall accrue to the New Rupee Lender with effect from the date hereof,

E	confirms, on the basis of the facts then known to it that the novation will not give rise to any requirement for any withholding or increased cost or other cost or expense to the Borrower which would not be incurred by the Borrower if the novation did not take place

5	The above confirmations and documents are given to and for the benefit of and made with each of the other Parties to the Common Rupee Loan Agreement

Rights and/or Obligations to be Novated

The Existing Lender’s available commitment /outstanding Rupee Loans amount due to be novated from Tranche Loans jointly or severally, as the case may be Rs

6.	The Borrower that upon execution of this Transfer Notice, the interest rate of the New Rupee Lender shall be linked to the New Rupee Lender’s Base Rate on the date of such transfer and the Spread shall be determined accordingly.

7.	Upon execution of this Transfer Notice, Schedule I and Schedule III of the Common Rupee Loan Agreement shall be amended and restated as set out in the attached Annexure.

This transfer notice shall be governed by and construed in accordance with the laws of India.

For the Existing Lender
Name:
By

Authorised Signatory:

Date:

For the New Rupee Lender
Name:
By

Authorised Signatory:

Date:

Lending Office
Address:
Facsimile No.
Telex No.:
Attention:

Agreed by Rupee Lenders

Name
By
Authorised Signatory:
Date

ANNEXURE UNDER THE TRANSFER NOTICE

SCHEDULE I

PARTICULARS OF THE RUPEE LENDERS AND THE RUPEE LOANS

(Amount in Crores)
NAME OF THE RUPEE LENDER	AMOUNT OF THE RUPEE LOANS

- TOTAL	—

SCHEDULE V

ADDRESSES AND OTHER PARTICULARS FOR NOTICES AND COMMUNICATIONS

FOR THE BORROWER

SESA STERLITE LIMITED

Sesa Ghor, 20 EDC Complex,

Patto, Panjim-403001, Goa

Kind Attn.

Tel

Fax

Email

FOR THE RUPEE LENDERS

AXIS BANK LIMITED

Axis House, Ground Floor,

C2, Wadia International Center,

Pandurang Budhkar Marg, Worli,

Mumbai 400 025

Kind Attn:

Tel 022-24253024

Fax: 022- 24254045

FOR LENDERS’ AGENT

AXIS BANK LIMITED

Axis House, Ground Floor,

C2, Wadia International Center,

Pandurang Budhkar Marg, Worli,

Mumbai 400 025

Kind Attn

Tel 022-24255216

Fax 022-24254200

Email

FOR THE SECURITY TRUSTEE

AXIS TRUSTEE SERVICES LIMITED

2nd Floor – E, Axis House,

Wadia International Center,

Pandurang Budhkar Marg, Worli,

Mumbai – 400 025

Kind Attn: Mr. Neelesh Baheti

Tel 022-24255216

Fax 022-24254200

Email. debenturetrustee@axistrustee.com

SCHEDULE VI

PARTICULARS OF EXISTING LENDERS

EXISTING LENDER	SANCTIONED AMOUNT (RS. IN CRS.)
TERM LOAN
Andhra Bank	400.00
Bank of Baroda	1,500.00
Canara Bank	1,500.00
Corporation Bank	500.00
Exim Bank	500.00
Federal Bank Ltd.	250.00
Indian Overseas Bank	500.00
IndusInd Bank	250.00
Jammu & Kashmir Bank Limited	200.00
Oriental Bank of Commerce	750.00
Punjab National Bank	2,000.00
South Indian Bank	250.00
State Bank of Bikaner and Jaipur	350.00
State Bank of Hyderabad	450.00
State Bank of India	3,000.00
State Bank of Mysore	300.00
State Bank of Patiala	450.00
State Bank of Travancore	200.00
Syndicate Bank	1,000.00
Tamilnad Mercantile Bank Ltd.	150.00
UCO Bank	500.00
Union Bank of India	900.00
Vijaya Bank	250.00

TOTAL	16,150.00

SCHEDULE VII

LIST OF DISCLOSED ENCUMBRANCES

(Enclosed as Separate Annexure)

IN WITNESS WHEREOF the Borrower has caused its Common Seal to be affixed hereto on the day, month and year first herein above written and the Rupee Lenders have caused the same to be executed by the hand of their authorized officials as hereinafter appearing.

THE COMMON SEAL OF, SESA STERLITE LIMITED, as pursuant to the Resolutions of its Board of Directors passed in (FSC) that behalf on 28th day of November, 2013 hereunto been affixed in the presence of Mr. P K Mukherjee Director, who has signed these presents and Mr. C. D. Chitnis, Company Secretary and Mr. , who has countersigned these presents in token thereof.		/s/ C.D. Chitnis /s/ P.K. Mukherjee
Place:	Panaji
Date:	30/12/13

SIGNED AND DELIVERED BY the within named Rupee Lenders, Axis Bank Limited by the hand of Mrs VROMOR NANDI KAR, its VICE PRESIDENT and authorized official		/s/ Vromor Nandi Kar
Place:	NEW DELHI
Date:	27.12.2013

SIGNED AND DELIVERED BY the within named Lenders Agent, Axis Bank Limited by the hand of Mrs VROMOR NANDI KAR, its VICE PRESIDENT and authorized official		/s/ Vromor Nandi Kar
Place	NEW DELHI
Date:	27.12.2013

SIGNED AND DELIVERED BY the within named Security Trustee, Axis Trustee Services Limited by the hand of Mr. Sushil KUMAR, its AGM and authorized official		/s/ Sushil Kumar
Place	NEW DELHI
Date:	27/12/2013

SCHEDULE VII TO COMMON RUPEE LOAN AGREEMENT

DETAILS OF CHARGES CREATED, MODIFIED & SATISFIED IN ROC OF

VEDANTA ALUMINIUM LIMITED AS ON 08.10.2013

Sr. No	Date & Description of Instrument Creating the charges	Amount of Charges (Rs.)	Details of Properties	List of the terms and conditions and extent and operation of the charge.	Chargeholder details	Modification Date & Documents	Details of Modification	Date of satisfaction of charge
1	12-09-04 Dead of Hypothecation at 9-12-2004 Registered with registrar 01-12-06 Ch Id 80024964	Rs. 3 billion (Rupees three billion)	The Movable property have been Hypothecated as and by way of first and exclusive	The whole of movable property / equipment imported under the facility of the Borrower including its movable plant and machinery, machinery spares, tools and accessories and other movable, both presents and further, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of the security of these presents be brought into or upon or be stored or be in or about all the Borrower’s factories, premises and godowns or whereever else the same may be or or be held by any party to the order disposition of the borrower or in the course of transit or on high seas or on order, delivery how so ever and where so ever in the possession of the borrower and either by way of substitution or addition.	ICICI Bank Ltd. Landmarkrace Course Circle, Alkapuri, Baroda Gujarat-390015	24-01-2007	The property charged is same as per original charges as per Sr. No. 1 created vide charges Id 80024964 vide supplemental deed of modification, the banking at the request of the Borrower, agreed to being in bank guarantee facility (in the overall limit), not exceeding Rs. 50 Crore as sublimit on give same terms and conditions as that of original deed of Hypothecation.

2	29-12-2006 Dead of Hypothecation at 29-12-2006 Registered with registrar 20/01/2007 Ch id 10032863	Rs. 500 Cr	The Movable properties / equipment imported under the facility of the Borrower including its movable plant and machinery, machinery spares, tools and accessories and other movable, both presents and further, whether installed or not and whether now lying loose of in cases or which are now lying or stored in or about or shall hereafter from		ICICI Bank Ltd. Landmarkrace Course Circle, Alkapuri, Baroda Gujarat-390015

time to time during the continuance of the security of these presents be brought into or upon or be stored or be in or about all the Borrower’s factories, premises and godowns or whereever else the same may be or or be held by any party to the order disposition of the borrower or in the course of transit or on high seas or on order, delivery how so ever and where so ever in the possession of the borrower and other by way of substitution or addition. At all points, the value of the goods hypothecated to ICICI Bank would not exceed the facility together with all interest, liquidated damages, front end fees premia on prepament or on redemption, cost, charges, expenses and all other monies whatsoever stipulated in the facility agreement

3	03-08-07 Letter of Hypothecation of Stocks & Book debts 03-08-07 Registered with registrar 04-11-07 ch id 10043765	Rs. 75 Cr	First Charges on Pari-passu on (a) all stocks in trade consisting of raw material, finished goods goods in process of manufacturing and other merchandise being a movable properties, present and further, stored/to be stored or brought into factory or in course of transit; (b) all book debts, outstanding monies receivable, claims & bills which are due present or at future, owing to the borrower in the course of its business by any person, firm, body corporate(s), Semi Govt. Body or authority.	HDFC Bank Ltd. HDFC Bank Housesenapati Bapat Marg. Lower Parel W, Mumbai Maharashtra-400013	06-09-08 Amount of Charges Rs. 550 Cr.

Charges against working capital facility (cash credit/WCDL/ any other credit facility /Letter of credit/ buyer credit facility / bank any other credit facility /Hypothecate of credit/ buyer credit facility / bank guarantee facility and hypothecate by way of Current charges against the terms loan facility to the Bank the following:

(a) all stocks in trade consisting of raw material, finished goods, goods in process of Manufacturing and other merchandise being Movable property being present and future, stored or to be stored or brought into factory or in course of transit

11-11-08 Amount of Charges Rs. 600 Cr. 05-06-09 Rs. 475 Cr. 16-04-2013 Rs. 1,250,000,000.00

(b) All the book debts outstanding amount receivable claims and bills which are due, present or at future owing accounting to the borrower in the course of the business any person, firm body corporate (s) semi govt authority/ body authority.

First charges for working capital and non-fund — facility and second charges for term loan facility on all stocks 100% debt both present and future.

As per Dead of Hypothecation at 05-06-2009

NOC letter dated 16 04 2013 from HDFC BANK for ceding for the Term Loan of Rs. 300 crs and for working capital limit of Rs. 50 crs. The charge of Rs. 125 crs towards Working Capital to continue.

same as given in charge modified on 05.06.2009

4	18/06/2007 Dead of Hypothecation at 12-07-2007 Registered with registrar 16/07/2007 CH ID 10059435	Rs. 460 Cr.	The Movable properties / equipment imported under the facility of the Borrower including its movable plant and machinery, machinery spares, tools and accessories and other movable, both presents and further, whether installed or not and whether now lying loose or in cases or which are now lying or stored in or about or shall hereafter from time to time during the continuance of the security of these presents be brought into or upon or be stored or be in or about all the Borrower’s factories.	Stata Bank of India State Bank Bhavan, Madame Cama Road, Nariman Point Mumbai Maharashtra-400021		17-04-13

5	10-12-2008 Agreement of Hypothecation of Goods & Assests CH ID 10136547	Rs. 1550 Cr.	First charge by way of hypothecation of the entire goods, moveables and other assests present and further.		Stata Bank of India State Bank Bhavan, Madame Cama Road, Nariman Point Mumbai. Maharashtra- 400021	13-05-2013 Rs 23,000,000,000.00	Supplement Agreement of hypothecation of goods and assets for increase in the overall limit made on 13th May, 2013 a) Second charge over the entire fixed assets of the company. b) First charge by way of hypothecation of the entire goods, moveables and other assets present and future

6	16/01/2009 Debentures Trust Dead 16/01/2009 CH ID 10138259	Rs. 400 Cr.	As per Debentures Trust Dead	As per Dead of Hypothecation & MOE	IL & FS Trust Co. Ltd. IL & FS Financial Centreplot No. C22 Block Bandra, Kurla Complex Bandra East Mumbai Maharashtra-400051	19 /01/2009	As per Dead of Hypothecation & MOE

7	02-04-09 Dead of Hypothecation 04-02-09 CH ID 10156618	Rs. 500 Cr.	Hypothecation Charges on the entire plant & machineries being imported under the letters of Credit opened / to be opened by the Bank under the Facility.		Stata Bank of India State Bank Bhavan, Madame Cama Road. Narima Point Mumbai Maharashtra-400021			17-04-13

8	01-06-09 Dead of Hypothecation 06-01-09 CH ID 10161851	Rs. 500 Cr.	Subsequent and subservient charge on the entire current assests as well as movable fixed assests of the Company.		Axis Bank, Ltd. Atlanta, 209, Nariman Point Mumbai Maharashtra-400021

9	07.08.2009 Deed of hypo CH ID 10172561	Rs. 1000 cr	Moveable assets in the nature of stock, raw materials machery, equipment to be imported under the facility	given in deed of hypo (wcf)	ICICI Bank Ltd. Landmarkrace Course Circle, Alkapuri, Baroda Gujarat-390015

10	25/09/2009 Dead of Hypothecation 25/09/2009 CH ID 10181888	Rs. 2500 Cr.	As per Dead of Hypothecation		Stata Bank of India State Bank Bhavan, Madame Cama Road, Nariman Point Mumbai Maharashtra-400021			17-04-13

11	17.08.2010 Dead of	Rs 700 Cr.	As per Dead of Hypothecation dated 7.09.2010	Subservient charge on all current and Moveable fixed assets of the	ICICI Bank Ltd. Landmarkrace Course

	Hypothecation CH ID 10236217			Company	Circle, Alkapuri, Baroda Gujarat-390015 Gujarat-390015

12	22/02/2011 Dead of Hypothecation CH ID 10271589	Rs. 1000 Cr.	As per Dead of Hypothecation dated 22/02/2011	The whole of the moveable properties including moaveable plant and machinery, machinery spares, tools & accessories and other moveables both present and future	ICICI Bank Ltd Landmarkrace Course Circle, Alkapuri, Baroda Gujarat-390015

13	05-04-11 Dead of Hypothecation	Rs 10000 Cr	As per Dead of Hypothecation dated 05/04/2011

1) A First Charge by way of hypothecation of all present & future movable fixed assets (unencumbere’) for the project including but not limited to plant & machinery, machinery, spares, tools and accessories, base stock funded by the facility of the project on pari passu basis with all present & future secured term loan lenders (Tranche II) of the

					SBICAP TRUSTEE COMPANY LIMITED 202, MAKER TOWER, ‘E’, CUFFE PARADE, COLABA, MUMBAI	First modification 17-06-2011	No new charge has been created However New Rupee Lenders have now acceded to the charge created in favour of SBICAP Trustee Company Limited vide Deed of Hypothecation dated 5.4.2011

	CH ID 10282496		Floating rate of 2.25% above SBBR, present effective rate 10.50% pa with monthly rests with annual reset of interest spread.	Project. 2) A first ranking fixed charge on the Debt Service Reserve account 3) A second ranking charge on all current assets for the Project	Maharashtra - 400005		Floating rate of 2.25% above SBBR, present effective rate 11.50% pa with monthly rests with annual reset of interest spread.

Second modification 22-07-2011 Rupees Sixteen Thousand One Hundred Fifty Crore only

Second modification cum Accession Agreement dated 22.07.2011 executed Inter alia by Vedanta Aluminium Limited & Acceding Lenders (See “List of Acceding Lenders” attached) whereby the Acceding Lenders have agreed (to provide financial assistance not exceeding in the aggregate Rs. 6150 crores thereby ensuring that the total financial assistance aggregates to Rs. 16150 crores.

Floating rate of 2.25% above SBBR, present effective rate 11.75% p.a. with monthly rests with annual reset of interest spread.

Door to Door tenor of 10 years from the first disbursement date. The Facility shall be repaid in 30 structured consecutive quarterly installments.

No new charge has been created However the charge created in favour of SBICAP Trustee Company Limited vide Deed of Hypothecation of 05.04.2011 and Modification cum Accession Agreement dated 17 6.2011, has now been extended to secure financial assistance upto Rs. 6,150 crores to be provided by the Acceding Lenders.

Third Modification 01.10.2011 Rs. 16150 crore	No instrument was executed However, a Mortgage was created by the Company on 1 Oct. 2011 by deposit of title deeds with SBICAP Trustee Company Ltd (STCL), in respect of its immovable properties being lands admeasuring 3805.32 acres situated in various villages in Odisha as mentioned in Security Confirmation Letter dated 10.10.2011 (attached), STCL acting as the Security Trustee for the benefit of the Lenders to secure repayment of Loan mentioned in Facility Agreement dated 5.4.2011.

Floating rate of 2.25% above SBBR, present effective rate 11.75% p.a. with monthly rests with annual reset of interest spread

Door to Door tenure of 10 years from the first disbursement date. The facility shall be repaid in 30 structured consecutive quarterly installments.

The charge operates to secure as per the Facility Agreement dated 5 April, 2011 the facility together with Unreimbursed Drawings, unpaid sums all interest LC Commission, all types of interests, fees, premia on pre payment, remuneration payable to the security trustee, costs, charges, expenses and other monies and all other amounts whatsoever stipulated in or payable by the Company to the Secured Parties in terms of the Finance documents to the satisfaction of the lenders

A first ranking fixed charge on all movable fixed assets for the Project, both present and future, plant & machinery, spares, tools, accessories, vehicles, funded base stock a 1st ranking fixed charge on the Debt Service Reserve Account and all monies lying to the credit of such account a 2nd ranking charge on all Project current assets including stocks of raw materials, semi- finished and finished goods, inventories, consumable stores, bills & receivables

A first priority charge on Excluded Assets on and from the date on which any of the financial assistances which are secured by the Excluded Assets are repaid more particularly described in the Deed of Hypothecation dated 5.4.2011.

Company’s leasehold land properties admeasuring 3805.32 acres more particularly described in Schedule II to the Memorandum of Entry dated 02/10/2011.

By this modification, the due repayment of the Facility aggregating to Rs. 16150 crores is secured on 5.4.2011 by hypothecation of all movables, further secured on 17.6.2011 and 22.7.2011, now further secured by mortgage dated 1.10.2011 for 3805.32 acres of land situated in various villages in the State of Odisha.

14	11.08.2011 Charge id 10304184	Rs. 2255 crore	Unattested Deed of Hypothecation executed by Vedanta Aluminum Limited In favour of Axis Bank Limited. Hong Kong branch , the Security Trustee USD 500 Million at the exchange rate of Rs. 45 10/-	USD LIBOR + 4% USD 200 Million on 21/04/2015 USD 200 Million on 21/04/2016 USD 100 Million on 21/04/2017 4%	Axis Bank Limited 805-809, Alexandra House, 18 Chater Road, Central, Hong Kong, NA HK, HONG KONG 380006

Subservient charge on all the movable assets of the Borrower in favour of Axis Bank Limited, Hong Kong branch, the Security Trustee more particularly described in Schedule 1 of the Unattested Deed of Hypothecation dated August 11, 2011 attached

All present and future movable assets of the Borrower

15	20.01.2012 charge ID 10335522	Rs. 500 Cr.	Deed of hypothecation dated 20th January 2012 executed by Vedanta Aluminum Limited in favour of Yes Bank.

RSTL/WCDL/PBD/SBD - to be decided at the time of disbursement. CC- YBL Base rate plus 150 bps, Commission - LUT/SLC - 0.20% for raw materias, 0.25% pa for capex, ULC/FBG - To be decided, PBG-0.20% papq RSTL/PBD/SBD - At the end of the tenor, CC/WCDL -on demand, BFB limits - NA

CC/WCDL - 25 percent of (book debts<180 days+stocks minus creditors)

First pari passu charge on all current assets of the Company (as described in Schedule of Deed of Hypothecation dated January 20, 2012).

					YES BANK LIMITED 9TH FLOOR, NEHRU CENTRE, DISCOVERY OF INDIA, DR. ANNIE BESANT ROAD, WORLI, MUMBAI, Maharashtra-MH,400018	First modification on 25.09.2012 Rupees Five Hundred Crore only

Supplemental Deed of Hypothecation dated 25 09 2012 RSTL/WCDL/PBD/SBD/FEG/EPC/ PCFC/PSFC-to be decided at the time of disbursement.

CC-YBL Base rate plus 1.5% p.a. Commission- BC/SLC/ULC - 0.20% for raw material, 0.25% pa for capex, PBG-0.20%p.a.p.q.

RSTL/PBD/SBD - At the end of the tenor, CC/WCDL -on demand.

CC/WCDL - 25% of (book debts<180 days+stocks-creditors) First pari passu charge on all current assets of the borrower (as described in Schedule of Supplemental Deed of Hypothecation dated 25.09.2012).

Modification of the working capital facilities by sanctioning additional working capital facilities as a sub limit of existing working capital facilities.

16	05.12 2011	Rs. 589900000	Assets of Company at the Kakinda Port, in Andhra Pradesh more specifically provided in Annexure-1 of the ‘Principal Deed of Hypothecation’ dated 23rd August, 2010 and its Supplemental Deed of Hypothecation dated 29th June, 2011 (1st Supplemental deed of Hypothecation)	2nd Supplemental Hypothecation Deed dated 5th December, 2011 for extending coverage of charge of hypothecation to additional issuance of 10,00,000 (Ten Lakhs) of OFCD’s of Rs. 100/- each.	VEDANTA ALUMINIUM LIMITED		27-04-13

	Charge Id 10236090 of ALLIED PORT SERVICES PRIVATE LIMITED now amalgated with VAL showing in the name of company’s (VAL) charge index in ROC			An additional 10,00,000 Optionally Fully Convertible Debentures (OFCD’s) of Rs 100/- each is issued in favour of Vedanta Aluminium Limited (VAL) will rank Pari Passu with the existing 3,00,000 OFCD’s of Rs. 100/- each and 45,99,000 OFCD’s of Rs. 100/- each and the total number of OFCD’s are aggregating to 58,99,000 (Fifty Eight Lakhs Ninety Nine Thousand) OFCD’s of Rs. 100/- each and the total value of the OFCD’s stands for Rs. 58,99,00,000/-(Rupees Fifty Eight Crores and Ninety Nine Lakhs only).	SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin, Tamil Nadu-TN 628002

17	created on 08.01.2013 Charge ID 10399629	Rs. 275 Cr	Unattested Original Borrower Deed of Hypothecation dated 8th January, 2013 executed by Vedanta Aluminium Limited in favour of Axis Bank Limited. Central Office as the Security Trustee	Subservient charge on all the movable assets of the Borrower in favour of Axis Bank Limited, Central Office, the Security Trustee more particularly described in Schedule 1 of the Unattested Original Borrower Deed of Hypothecation dated 8th January, 2013 attached rate of interest 3m Libor + 3.60%, To be repaid on 24th July, 2015, margin 3.60%	Axis Bank Limited, AXIS HOUSE C-2, 2ND FLR, WADIA INTERNATIONAL CENTRE, PANDURANG BUDHKAR MARG, WORLI, MUMBAI, Maharashtra-MH-400025